Exhibit 99.1

Company Contact:	Patrick Hamner / Chairman
Mike Hessong / Chief Financial Officer
(214) 390-1831

Investor Relations:	Integrated Corporate Relations, Inc.
Joe Teklits / Brendon Frey
(203) 682-8200

HEELYS, INC. REPORTS FISCAL 2006 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS
— Fourth Quarter Net Sales Increased 377% to $71.1 Million vs. $14.9 million Last Year —
— Company Reports 4Q06 Diluted EPS of $0.44 vs. $0.06 Last Year —

DALLAS, TX (March 6, 2007) — Heelys, Inc. (NASDAQ: HLYS) today reported the following record financial results for the fourth quarter ended December 31, 2006:

Fourth Quarter Highlights

•                  Net Sales Increased 377% to $71.1 million versus $14.9 million a year ago

•                  Net Income Increased 700% to $11.5 million versus $1.4 million a year ago

•                  Diluted Earnings Per Share Increased 633% to $0.44 versus $0.06 last year

Fiscal 2006 Highlights

•                  Net Sales Increased 328% to $188.2 million compared to $44.0 million in fiscal 2005

•                  Net Income Increased 571% to $29.2 million compared to $4.3 million in the prior year

•                  Diluted Earnings Per Share Increased 582% to $1.16 compared to $0.17 for fiscal 2005

Mike Staffaroni, President and Chief Executive Officer of Heelys, Inc. (the “Company”) commented, “We are very pleased to have concluded a record year for our Company across the board with a fourth quarter in which we posted significant increases in net sales and earnings. Our results were fueled by robust demand for our portfolio of wheeled footwear here in the United States coupled with higher net sales in several key international markets. Over the past 12-months we have made progress increasing our brand awareness through additional advertising and marketing programs while at the same time expanding our manufacturing capacity in order to better serve our retail partners and position the Company to capitalize on the opportunities that lie ahead.”

For the fourth quarter ended December 31, 2006, gross profit was $25.1 million, or 35.3% of net sales, compared to $5.1 million, or 34.2% of net sales for the fourth quarter ended December 31, 2005.  Total selling, general and administrative expenses for the fourth quarter of 2006 was $7.1 million, or 10.0% of net sales, compared to $2.8 million, or 19.1% of net sales in the fourth quarter of last year. Operating income was $18.0 million, or 25.3% of net sales for the fourth quarter of 2006 versus operating income of $2.3 million, or 15.1% of net sales in the corresponding period a year ago.

For the fiscal year ended December 31, 2006, gross profit was $65.6 million, or 34.9% of net sales, compared to $15.0 million, or 34.1% of net sales for the fiscal year ended December 31, 2005. Total selling, general and administrative expenses for 2006 was $20.1 million, or 10.7% of net sales, versus $8.2 million, or 18.7% of net sales in 2005. Operating income was $45.6 million, or 24.2% of net sales compared to operating income of $6.8 million, or 15.4% of net sales in the prior year.

On December 13, 2006, the Company completed an initial public offering of 7,388,750 shares of common stock at a price to the public of $21.00 per share, of which 3,125,000 shares were sold by the Company and 4,263,750 were sold by certain selling stockholders, including 963,750 shares sold pursuant to the underwriters’ over-allotment option. Upon completing the offering, the Company received net proceeds of approximately $61.0 million after deducting $4.6 million in underwriting discounts and commissions.  The Company also incurred direct expenses of $2.2 million in connection with the offering.  The Company did not receive any proceeds from the selling stockholders’ sale of their shares.  The Company used $8.5 million of the proceeds from the offering to repay amounts outstanding under its revolving credit facility, and $8.5 million of the proceeds for other working capital purposes.  The Company intends to use the remaining proceeds to fund infrastructure improvements, including expanding and upgrading IT systems, hire new employees, marketing and advertising programs, product development, working capital needs and other general corporate purposes.

Outlook

The Company does not offer specific guidance for quarterly or annual earnings, but does have a stated objective to provide annual net sales and net income growth of 20-25% over the next several years.  As a reminder, the share count in 2007 will be higher than the reported 2006 share count as a result of the December 8, 2006 IPO.

Mr. Staffaroni concluded, “We are very pleased with our performance in 2006 which was highlighted by a number of accomplishments that we believe have strengthened our organization and enhanced our future prospects. Foremost, we completed a successful initial public offering which will allow us to improve our operating platform and support our growth initiatives. We also took important steps to diversify our business with the introduction of new styles of our wheeled footwear and the initial launch of our accessories category. Lastly, we broadened our geographic reach and increased our presence at retail by adding new accounts and expanding our shelf space within our existing doors. We move forward with solid momentum and a sound business plan that we believe will result in long-term sales and earnings growth and increased stockholder value.”

Conference Call Information

A conference call to discuss fourth quarter and fiscal 2006 year-end financial results is scheduled for today (Tuesday, March 6, 2007) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking http://investors.heelys.com/index.cfm or www.opencompany.info. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS® brand targeted to the youth market.  The Company’s primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel.  HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to skating by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,”  “may,” “will,” “should,” “can,” the negatives thereof, variations thereon, similar expressions, or discussions of strategy.  All forward-looking statements are based upon management’s current expectations and various assumptions, but they are inherently uncertain, and the Company may not realize its expectations and the underlying assumptions may not prove correct.  The Company’s actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of the Company’s net sales are generated by one product, the Company may not be able to successfully introduce new product categories, the Company’s intellectual property may not restrict competing products that infringe on its patents from being sold, the Company’s dependence on independent manufacturers, continued changes in fashion trends and consumer preferences and general economic conditions, and additional factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission on December 11, 2006, pursuant to Rule 424(b) under the Securities Act of 1933, available at www.sec.gov.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31, 2005	December 31, 2006
Assets

Current Assets:
Cash and cash equivalents	$738	$54,184
Accounts receivable, net of allowances	8,286	43,256
Inventories	1,479	6,057
Deferred income tax benefits	235	637
Prepaid and other current assets	300	962
Total current assets	11,038	105,096

Property and Equipment, net of accumulated depreciation	240	393
Patents and Trademarks, net of accumulated amortization	534	478
Deferred Income Tax Benefits	178	371

Total Assets	$11,990	$106,338

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$218	$1,304
Accrued expenses	2,273	8,187
Income taxes payable	350	2,866
Debt	96	211
Total current liabilities	2,937	12,568

Series B Convertible Redeemable Preferred Stock	125	—

Stockholders' Equity:
Common stock	14	27
Additional paid-in capital	140	59,795
Retained earnings	8,774	33,948
Total stockholders' equity	8,928	93,770

Total Liabilities and Stockholders' Equity	$11,990	$106,338

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Year ended
	December 31, 2005	December 31, 2006	December 31, 2005	December 31, 2006
Net sales	$14,898	$71,101	$43,950	$188,208
Cost of sales	9,808	45,995	28,951	122,565
Gross profit	5,090	25,106	14,999	65,643

Selling, general and administrative expenses	2,839	7,084	8,234	20,092
Income from operations	2,251	18,022	6,765	45,551

Other expense, net of other income	55	187	131	589
Income before income taxes	2,196	17,835	6,634	44,962

Income taxes	757	6,328	2,287	15,788

Net income	$1,439	$11,507	$4,347	$29,174

Net income per share:
Basic	$0.10	$0.47	$0.31	$1.50
Diluted	$0.06	$0.44	$0.17	$1.16

Weighted-average shares:
Basic	13,989	24,720	13,989	19,479
Diluted	25,353	25,952	25,353	25,114